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                                                                 Exhibit 3(i)(c)

                              CERTIFICATE OF MERGER
                                       of
                                 SUNAMERICA INC.
                                  with and into
                       AMERICAN INTERNATIONAL GROUP, INC.

            Pursuant to Section 252(c) of the General Corporation Law of the State of Delaware, American International Group, Inc., a Delaware corporation, hereby certifies the following information relating to the merger of SunAmerica Inc., a Maryland corporation, with and into American International Group, Inc. (the "Merger"):

            1. The name and state of incorporation of each of American International Group, Inc. and SunAmerica Inc. (the "Constituent Corporations") are:

           Name                                             State
           ----                                             -----

American International Group, Inc.                         Delaware
SunAmerica Inc.                                            Maryland

            2. The Agreement and Plan of Merger, dated as of August 19, 1998, between SunAmerica Inc. and American International Group, Inc. (the "Merger Agreement"), setting forth the terms and conditions of the Merger, has been approved, adopted, certified, executed and acknowledged by each of the Constituent Corporations in accordance with the provisions of Section 252(c) of the General Corporation Law of the State of Delaware.

            3. The name of the surviving corporation is American International Group, Inc.

            4. The Certificate of Incorporation of American International Group, Inc. in effect immediately prior to the effective time of the merger shall be the certificate of incorporation of the surviving corporation, without any change, alteration or amendment pursuant to the merger

            5. The executed Merger Agreement is on file at the principal place of business of the surviving corporation, which is located at 70 Pine Street, New York, New York 10270.

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            6. A copy of the Merger Agreement will be furnished by the surviving corporation, on request and without cost, to any stockholder of either of the Constituent Corporations.

            7. SunAmerica Inc. is a corporation duly organized and existing under the laws of the State of Maryland having an authorized capital stock consisting of 350,000,000 shares of common stock, par value $1.00 per share, 25,000,000 shares of Nontransferable Class B Stock, par value $1.00 per share, 15,000,000 shares of Transferable Class B Stock, par value $1.00 per share, and 20,000,000 shares of preferred stock, no par value.

            8. This Certificate of Merger shall become effective on January 1, 1999 at 3:01 a.m. (New York City time).

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            IN WITNESS WHEREOF, American International Group, Inc. has caused this Certificate of Merger to be executed as of the 30th day of December, 1998.

                                       AMERICAN INTERNATIONAL GROUP, INC.


                                       By: /s/ Howard I. Smith
                                           ---------------------------------
                                           Name: Howard I. Smith
                                           Title: Executive Vice President

ATTEST:


By: /s/ Kathleen E. Shannon
    ---------------------------------
    Name: Kathleen E. Shannon
    Title: Secretary